Exhibit (a)(1)(v)

ORBITAL SCIENCES CORPORATION OFFER TO PURCHASE FOR CASH

ANY AND ALL OF ITS OUTSTANDING

2.4375% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2027

(CUSIP No. 685564 AN 6)

THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON DECEMBER 18, 2012, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED BY US (SUCH TIME, AS SAME MAY BE EXTENDED, THE “EXPIRATION DATE”). TENDERS MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE, BUT NOT THEREAFTER.

To brokers, dealers, commercial banks, trust companies and other nominees:

Enclosed for your consideration are an Offer to Purchase, dated November 20, 2012 (as the same may be amended from time to time, the “Offer to Purchase”), a form of Letter of Transmittal (the “Letter of Transmittal”) and a form of Notice of Withdrawal relating to the offer by Orbital Sciences Corporation, a Delaware company (the “Company”) to purchase for cash all of its outstanding 2.4375% Convertible Senior Subordinated Notes due 2027 (the “Convertible Notes”) from each holder thereof (each a “Holder,” and collectively the “Holders”). Upon the terms and conditions of the Offer to Purchase and the Letter of Transmittal (collectively, the “Offer”), Holders who validly tender and do not validly withdraw their Convertible Notes prior to 12:00 midnight, New York City time, on the Expiration Date, will receive, for each $1,000 principal amount of such Convertible Notes, a cash purchase price equal to $1,015. In addition, Holders will receive in respect of their Convertible Notes that are accepted for purchase accrued and unpaid interest on such Convertible Notes to, but excluding, the settlement date of the Offer. All amounts payable pursuant to the Offer will be rounded to the nearest cent. All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Offer to Purchase.

The Convertible Notes are obligations of the Company. Any Convertible Notes that are purchased by the Company pursuant to the Offer will be promptly delivered to the Trustee for cancellation and shall cease to be outstanding. Any Convertible Notes that remain outstanding after consummation of the Offer will continue to be obligations of the Company and will continue to accrue interest and have the benefits of the Indenture, including the right of the Holders to convert their Convertible Notes into cash and shares of the common stock of the Company under certain circumstances as described in the Indenture.

Holders that validly tender and do not properly withdraw their Convertible Notes in the Offer will no longer have conversion rights, unless the Company fails to purchase such Convertible Notes pursuant to the Offer.

We are asking you to contact your clients for whom you hold Convertible Notes registered in your name or in the name of your nominee. In addition, we ask you to contact your clients who, to your knowledge, hold Convertible Notes registered in their own name. You will be reimbursed by the Company for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay all transfer taxes, if any, applicable to the tender of Convertible Notes to it or its order, except as otherwise provided in the Offer to Purchase or the Letter of Transmittal.

Enclosed is a copy of each of the following documents:

(1)	The Offer to Purchase.

(2)	The Letter of Transmittal for your use in connection with the tender of Convertible Notes and for the information of your clients.

(3)	The Notice of Withdrawal for your use in connection with the withdrawal of the tender of Convertible Notes after 5:00 P.M., New York City time, on the Expiration Date.

(4)	A form of letter that may be sent to your clients for whose accounts you hold Convertible Notes registered in your name or the name of your nominee with space provided for obtaining your clients’ instructions with regard to the Offer.

HOLDERS ARE URGED TO REVIEW THE OFFER TO PURCHASE, THE DOCUMENTS INCORPORATED BY REFERENCE THEREIN AND THE LETTER OF TRANSMITTAL CAREFULLY AND CONSULT WITH THEIR OWN FINANCIAL ADVISORS BEFORE DECIDING WHETHER TO TENDER THEIR CONVERTIBLE NOTES IN THE OFFER.

Your prompt action is requested. The Offer will expire at the Expiration Date, which is 12:00 midnight, New York City time, on December 18, 2012, unless extended or earlier terminated by the Company in its sole discretion. Convertible Notes tendered pursuant to the Offer may be withdrawn, subject to the procedures described in the Offer to Purchase.

The Bank of New York Mellon is the depositary and Georgeson Inc. is the information agent for the Offer.

To tender Convertible Notes in the Offer, confirmation of a book-entry transfer of Convertible Notes into the Depositary’s account at The Depository Trust Company and a duly executed and properly completed Letter of Transmittal (or a manually signed facsimile thereof with telephone confirmation), together with any other required documents, or receipt of an Agent’s Message, must be received by the Depositary as indicated in the Offer to Purchase.

The Company will not pay any fee or commissions to any broker, dealer or other person (other than the Depositary and the Information Agent as described in the Offer to Purchase) in connection with the Offer. The Company will reimburse you for reasonable out-of-pocket mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay or cause to be paid any transfer tax payable with respect to the transfer of Convertible Notes to it except as otherwise provided in Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from the Depositary, at the address set forth on the back cover of the Offer to Purchase.

Very truly yours,

ORBITAL SCIENCES CORPORATION

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL AUTHORIZE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY, THE TRUSTEE, THE DEPOSITARY OR THE INFORMATION AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.